As filed with the Securities and Exchange Commission on December 29, 2008	Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2032782 (I.R.S. Employer Identification No.)

230 West Main Street, Ionia, Michigan 48846 (616) 527-9450
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ROBERT N. SHUSTER
Executive Vice President, Chief Financial Officer, Secretary and Treasurer
230 West Main Street
Ionia, Michigan 48846
(616) 527-9450
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

MICHAEL G. WOOLDRIDGE
Varnum LLP
333 Bridge Street NW
Grand Rapids, Michigan 49504

Approximate date of commencement of proposed sale to the public:     From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box:   [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.   [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [_]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   [_]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box.   [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [_] Non-accelerated filer [_] (Do not check if a smaller reporting company)	Accelerated filer [X] Smaller reporting company [_]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)		Proposed maximum offering price per Unit (1)(2)		Proposed Maximum Aggregate Offering Price(1)(2)(3)		Amount of Registration Fee(3)

Fixed Rate Cumulative Perpetual Preferred Stock,	72,000		$1,000	(1)	$72,000,000	(1)	$2,829.60
Series A, no par value per share

Warrant to Purchase Common Stock, $1.00 par value	3,461,538	(2)	$3.12	(3)	$10,800,000	(3)	$424.44
per share, and underlying shares of Common Stock(2)

Total					$82,800,000		$3,254.04

(1)	Calculated in accordance with Rule 457(a).

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 3,461,538 shares of common stock with an initial per share exercise price of $3.12 per share, (b) the 3,461,538 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $3.12.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No securities may be sold hereunder until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 29, 2008

PROSPECTUS

$82,800,000

Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase 3,461,538 Shares of Common Stock
3,461,538 Shares of Common Stock

        This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A ("Series A Preferred Stock"), a warrant to purchase 3,461,538 shares of our common stock ("Warrant"), and any shares of our common stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the shares of Series A Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the "Securities." The Series A Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement dated December 12, 2008, and the related Securities Purchase Agreement - Standard Terms, between us and the United States Department of the Treasury, which we refer to as the "Initial Selling Securityholder," in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

        The Initial Selling Securityholder and its successors, including transferees, which we collectively refer to as the "Selling Securityholders," may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders will be responsible for underwriting discounts or commissions or agents' commissions.

        We will not receive any proceeds from the sale of the Securities by the Selling Securityholders.

        Neither the Series A Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the Initial Selling Securityholder, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange.

        Our common stock is traded on the Nasdaq Global Select Market under the symbol "IBCP".

        Investing in our securities involves a high degree of risk. See "Risk Factors" on page 1 of this prospectus, as well as in supplements to this prospectus.

        These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2008.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell the securities described in this prospectus in one or more offerings.

        We may provide a prospectus supplement containing specific information about the terms of a particular offering by the Selling Securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “IBC,” the “Company,” “we,” “us,” “our,” or similar references mean Independent Bank Corporation, and references to the “Bank” mean “Independent Bank.”

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FORWARD-LOOKING STATEMENTS

        This prospectus, and any prospectus supplement, including information included or incorporated by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference, including the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our reports and other documents filed with the SEC:

•	the risks associated with continued diversification of assets and potential adverse changes in credit quality;

•	increased delinquency rates;

•	competition from other financial services companies in our markets;

•	the risks presented by the current economic conditions, which could adversely affect credit quality, collateral values, and loan originations;

•	demand for banking products and services may decline;

•	legislative or regulatory changes that adversely affect our business; and

•	our success in managing risks involved in the foregoing.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in “Risk Factors” above, in our prospectus supplement, and in our reports filed with the SEC. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The risks described in our other SEC filings and our prospectus supplement should be considered when reading any forward-looking statements in this document.

RISK FACTORS

        An investment in our securities involves significant risks. You should carefully consider the specific risks set forth under “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) incorporated into this prospectus by reference, before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

THE COMPANY

        Independent Bank Corporation, headquartered in Ionia, Michigan, is a regional bank holding company providing commercial banking services in Michigan. We offer a wide range of banking products and services, including transaction and savings deposits, commercial, consumer and real estate loans, mortgage origination services, and retail brokerage services. We serve individuals, small to medium-sized businesses, community organizations, and public entities.

        Our wholly-owned banking subsidiary, Independent Bank, has banking offices located throughout Michigan, and the offices are primarily located in or near the Grand Rapids, Battle Creek, Lansing, Detroit, Bay City, and Saginaw metropolitan areas. In total, Independent Bank serves its markets through its main office and a total of 106 branches, 3 drive-thru facilities and 9 loan production offices.

        Our Bank’s activities cover all phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending, and safe deposit box services. Our Bank’s mortgage lending activities are primarily conducted through a separate mortgage bank subsidiary. We also provide payment plans to consumers to purchase extended automobile warranties through a wholly-owned subsidiary, Mepco Finance Corporation. In addition, our Bank offers title insurance services through a separate subsidiary and provides investment and insurance services through a third party agreement with PrimeVest Financial Services, Inc. Our Bank does not offer trust services. Our principal markets are the rural and suburban communities across lower Michigan that are served by our Bank’s branch network. The local economies of the communities served by our Bank are relatively stable and reasonably diversified.

        As of September 30, 2008, we had total assets of approximately $3.1 billion, total net loans receivable and loans held for sale of approximately $2.5 billion, total deposits of approximately $2.2 billion, and approximately $225 million in shareholders’ equity.

        Our principal executive offices are located at 230 West Main Street, Ionia, Michigan 48846, and our telephone number at that address is (616) 527-9450. We maintain a website at www.ibcp.com. Information contained in or accessed through our website does not constitute a part of this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from any sale of the Securities by the Selling Securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Years Ended December 31,

	2007	2006	2005	2004	2003	Nine Months Ended September 30, 2008(1)

Ratio of earnings to fixed	108.62%	148.55%	200.11%	227.99%	215.63%	84.48%
charges and preferred dividends

        The ratios of earnings to fixed charges and preferred dividends were calculated by dividing earnings by fixed charges and preferred dividends. Earnings were calculated by adding income before income taxes, interest expense (including any discount or premium relating to indebtedness), the interest component of rental expense, the amortization of capitalized interest and the amortization of debt expenses. Fixed charges were calculated by adding interest expense (any discount or premium relating to indebtedness), capitalized interest and the interest component of rental expense, and amortization of debt expense. Preferred dividends means the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during the periods stated above, however, and we did not pay preferred stock dividends during these periods.

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(1)   The ratio for this period is less than one. The dollar amount of deficiency is $8.924 million.

DESCRIPTION OF SERIES A PREFERRED STOCK

        The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the Selling Securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, including the certificate of designation with respect to the Series A Preferred Stock (“Certificate of Designation”), copies of which have been filed with the SEC and are also available upon request from us.

General

        Under our Restated Articles of Incorporation, as amended, we have authority to issue up to 200,000 shares of preferred stock, no par value. Of such number of shares of preferred stock, 72,000 shares have been designated as Series A Preferred Stock, all of which shares of Series A Preferred Stock were issued to the Initial Selling Securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and nonassessable.

Dividends Payable On Shares of Series A Preferred Stock

        Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our Board of Directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from February 15, 2009 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

        Dividends are payable quarterly in arrears on each February 15, May 15, August 15, and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

        If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.

        We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Michigan state laws relating to the payment of dividends.

Priority of Dividends

        With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of IBC.

         In addition to certain restrictions that exist until December 12, 2011, as detailed below, so long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever may be paid or declared on IBC’s common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not IBC or a subsidiary of IBC, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

        If we repurchase shares of Series A Preferred Stock from a holder other than the Initial Selling Securityholder, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the Initial Selling Securityholder.

        On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

        Additionally, prior to December 12, 2011, we may not do either of the following without the prior written consent of the Initial Selling Securityholder: (a) pay cash dividends on our common stock to shareholders of more than $0.01 per share per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; or (b) repurchase any of our common stock or redeem any of our trust preferred securities, other than redemptions of common stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practices. These restrictions expire, however, in the event that we redeem all shares of Series A Preferred Stock or in the event that the Initial Selling Securityholder transfers all of its shares of Series A Preferred Stock to an unaffiliated transferee.

        Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our Board of Directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Conversion

        Holders of shares of the Series A Preferred Stock have no right to exchange or convert such shares into any other securities of IBC.

Redemption

        The Series A Preferred Stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $18 million, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than IBC or its subsidiaries after December 12, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of IBC at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

        After February 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

        In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

        The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock. Our Board of Directors, or a duly authorized committee of the Board of Directors, has full power and authority to prescribe the terms and conditions upon which the Series A Preferred Stock will be redeemed from time to time, subject to the provisions of the Certificate of Designation.

        If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

        We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

        Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

        In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

        If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

        For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

        Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

        Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our Board of Directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our Board of Directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Upon payment in full of all accrued and unpaid dividends, the right to elect Preferred Stock Directors will terminate, subject to revesting in the event that dividends on the Series A Preferred are not paid for an aggregate of six quarterly dividend periods. The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange or trading facility on which our securities may be listed) that listed companies must have a majority of independent directors.

        Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of IBC will be reduced by the number of Preferred Stock Directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.

        Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Restated Articles of Incorporation, as amended, the vote or consent of the holders of at least 66 2 / 3 % of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	any amendment or alteration of our Restated Articles of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of IBC;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of IBC with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if IBC is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

        To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series A Preferred Stock are entitled.

        The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

        The following is a brief description of the terms of the Warrant that may be resold by the Selling Securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

        The warrant is initially exercisable for 3,461,538 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $72 million, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the Warrant then held by the Selling Securityholders will be reduced by 50% to 1,730,769 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Exercise of the Warrant

        The initial exercise price applicable to the Warrant is $3.12 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 12, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by IBC of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

        Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the Warrant with the Nasdaq Global Select Market.

Rights as a Shareholder

        The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

        The Initial Selling Securityholder may not transfer a portion of the Warrant with respect to more than 1,730,769 shares of common stock until the earlier of the date on which IBC has received aggregate gross proceeds from a qualified equity offering of at least $72 million and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

        Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

        Anti-dilution Adjustment. Until the earlier of December 12, 2011 and the date the Initial Selling Securityholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 12, 2008.

        Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

        Certain Repurchases. If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

        Business Combinations. In the event of a merger, consolidation or similar transaction involving IBC and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

General

        The following is a brief description of our common stock that may be resold by the Selling Securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, a copy of which has been filed with the SEC and is also available upon request from us.

        We have 40,000,000 shares of authorized common stock, $1.00 par value per share, of which 23,014,147 shares were outstanding as of December 23, 2008.

        Holders of our common stock are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and the preferences of Series A Preferred Stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods.

        Our Series A Preferred Stock has, and any other series of preferred stock upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as currently, or as may be, fixed by our Board of Directors.

        Additionally, prior to December 12, 2011, we may not do either of the following without the prior written consent of the Initial Selling Securityholder: (a) pay cash dividends on our common stock to shareholders of more than $0.01 per share per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; or (b) repurchase any of our common stock or redeem any of our trust preferred securities, other than redemptions of common stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practices. These restrictions expire, however, in the event that we redeem all shares of Series A Preferred Stock or in the event that the Initial Selling Securityholder transfers all of its shares of Series A Preferred Stock to an unaffiliated transferee.

        Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our Board of Directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Restrictions on Ownership

        The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Anti-Takeover Effects of Certain Provisions in our Articles, Bylaws, and Michigan Law

        Some provisions of our Restated Articles of Incorporation, as amended, our Amended and Restated Bylaws, and Michigan law may be deemed to have an anti-takeover effect and may collectively operate to delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions include:

        Preferred Stock Authorization. As noted above, our Board of Directors, without shareholder approval, has the authority under our Restated Articles of Incorporation, as amended, to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock, and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

        Fair Price Act. Certain provisions of the Michigan Business Corporation Act, referred to as the Fair Price Act, establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to include nearly any merger, consolidation, share exchange, sale of assets, stock issuance, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates” of an interested shareholder. An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the Company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person. The Fair Price Act generally applies to the Company.

        In connection with and immediately prior to the issuance of the Securities to the Initial Selling Securityholder, however, the Board of Directors adopted an irrevocable resolution on December 8, 2008, to provide that Section 780 of the Act, the supermajority provision of the Fair Price Act, shall not apply to any business combination with (a) the Initial Selling Securityholder, (b) any person, including any existing or future affiliates of the Initial Selling Securityholder, who becomes an interested shareholder of the Company as a result of acquiring shares of common stock upon exercise (in whole or in part) of the Warrant, or (c) any person, including any existing or future affiliates of the Initial Selling Securityholder, who becomes an interested shareholder of the Company as a direct result of acquiring shares of common stock issued under the Warrant from the Initial Selling Securityholder or any of the Initial Selling Securityholder’s existing or future affiliates.

        Control Share Act. Certain portions of the Michigan Business Corporation Act, referred to as the Control Share Act, also regulate the acquisition of “control shares” of widely held Michigan corporations. The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power in the election of directors of the Company at or above any of the following thresholds: 20%, 33%, and 50%. Under the Control Share Act, an acquirer may not vote “control shares” that were acquired in a control share acquisition unless the Company’s disinterested shareholders (defined to exclude the acquiring person, officers of the Company, and directors of the Company who are also employees of the Company) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person before the control share acquisition. The Control Share Act entitles the Company to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ rights upon all of the Company’s shareholders except the acquiring person.

        In connection with and immediately prior to the issuance of the Securities to the Initial Selling Securityholder, however, IBC amended its Amended and Restated Bylaws to opt out of the Control Share Act to the Company pursuant to Section 794 of the Michigan Business Corporation Act. The Company may reverse this decision by further amending its Amended and Restated Bylaws in the future, provided such action would not be inconsistent with its representations and warranties to the Initial Selling Securityholder. For example, if upon exercise of the Warrant, less than 20% of the Company’s voting power in the election of directors would be issued, the Company may determine that the Control Share Act would not apply to the subsequent acquisition of such voting power by a transferee and thus elect to cause the Control Share Act to apply to the Company.

        Classified Board of Directors. The Company’s Restated Articles of Incorporation, as amended, divide the members of our Board of Directors into three classes. The members of each class serve for a three-year term. The terms are staggered, so that each year the term of only one of the classes expires. Staggering directors’ terms makes it more difficult for a potential acquirer to seize control of a target company through a proxy contest, even if the acquirer controls a majority of our stock, because only one-third of the directors stand for election in any one year. Pursuant to Section 506(2) of the Michigan Business Corporation Act, however, the Certificate of Designation governs the election, appointment, removal, and terms of office of the Preferred Stock Directors, and such matters are not subject to or governed by Article VIII of the Company’s Restated Articles of Incorporation, as amended.

        Size of the Board of Directors. The Company’s Restated Articles of Incorporation, as amended, provide that the number of directors may be determined by an affirmative vote of 75% of the Board of Directors and a majority of the Continuing Directors (as defined in the Restated Articles of Incorporation, as amended). Generally, a “Continuing Director” is a director who is unaffiliated with a person or entity who owns 10% or more of the Company’s common stock and was a director before the shareholder owned 10% or more of the Company’s common stock. The approval by the Continuing Directors makes it more difficult for a potential acquirer to seize control of the Board of Directors by increasing the number of directors and electing, through its voting power, sufficient directors to control the Board. Pursuant to Section 506(2) of the Michigan Business Corporation Act, however, the Certificate of Designation governs the election, appointment, removal, and terms of office of the Preferred Stock Directors, and such matters are not subject to or governed by Article VIII of the Company’s Restated Articles of Incorporation, as amended.

        Director Nominations. The Company’s Restated Articles of Incorporation, as amended, provide that nominations for the election of directors may be made by the Board of Directors or by a shareholder entitled to vote in the election of directors. A shareholder entitled to vote in the election of directors, however, may make such a nomination only if written notice of such shareholder’s intent to do so has been given to the Company within certain periods of time. Each shareholder’s notice must include certain information concerning the shareholder making the nomination and the nominee as may reasonably be required by IBC to determine the qualifications of such person to serve as a director.

        Shareholder Proposals. The Company’s Amended and Restated Bylaws provide that the Board of Directors will submit for consideration and vote by the shareholders, at any meeting of the shareholders, only those proposals that are first brought before the meeting by or at the direction of the Board of Directors, or by any shareholder entitled to vote at such meeting; (a) who submits to the Company a timely Notice of Proposal in accordance with the requirements of Section 11 of Article III of the Amended and Restated Bylaws and the proposal is a proper subject for action by shareholders under Michigan law; or (b) whose proposal is included in the Company’s proxy materials in compliance with all the requirements set forth in the applicable rules and regulations of the SEC. Each shareholder’s Notice of Proposal must include certain information concerning the shareholder submitting the notice as well as the proposal.

        Amendment of Restated Articles of Incorporation and Amended and Restated Bylaws. Under the terms of the Company’s Restated Articles of Incorporation, as amended, amendments to Article VIII of the Restated Articles of Incorporation (concerning Continuing Directors) requires an affirmative vote of at least 75% of the outstanding shares entitled to vote on those matters. Except as otherwise provided in the Certificate of Designation with respect to holders of the Series A Preferred Stock, all other articles of the Restated Articles of Incorporation, as amended, may be amended by an affirmative vote of a majority of the outstanding shares entitled to vote on such matters. Except as otherwise provided in the Certificate of Designation with respect to holders of the Series A Preferred Stock, the Board of Directors may make certain amendments, as listed in the Michigan Business Corporation Act, to the Restated Articles of Incorporation, as amended, without shareholder approval, and the Board of Directors may, by a majority vote, amend or repeal the Company’s Amended and Restated Bylaws.

PLAN OF DISTRIBUTION

        The Selling Securityholders and their successors, including their transferees, may sell the Securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

        In addition, any Securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        In connection with the sale of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The Selling Securityholders may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities less discounts and commissions, if any.

        In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

        In offering the Securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

        In order to comply with the securities laws of certain states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Securities pursuant to this prospectus and to the activities of the Selling Securityholders. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.

        At the time a particular offer of Securities is made, if required, a prospectus supplement will set forth the number and type of Securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        Neither the Series A Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the Initial Selling Securityholder, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

        We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Securities covered by this prospectus.

SELLING SECURITYHOLDERS

        On December 12, 2008, we issued the Securities covered by this prospectus to the United States Department of the Treasury, which is the Initial Selling Securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The Initial Selling Securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the Securities they own. The Securities to be offered under this prospectus for the account of the Selling Securityholders are:

•	72,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus;

•	a Warrant to purchase 3,461,538 shares of our common stock, representing beneficial ownership of approximately 15% of our common stock as of December 23, 2008; and

•	3,461,538 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 15% of our common stock as of December 23, 2008.

        For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the Securities covered by this prospectus will be held by the Selling Securityholders.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Securities. To our knowledge, the Initial Selling Securityholder has sole voting and investment power with respect to the Securities.

        We do not know when or in what amounts the Selling Securityholders may offer the Securities for sale. The Selling Securityholders might not sell any or all of the Securities offered by this prospectus. Because the Selling Securityholders may offer all or some of the Securities pursuant to this offering, and because currently no sale of any of the Securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the Securities that will be held by the Selling Securityholders after completion of the offering.

        Other than with respect to the acquisition of the Securities, the Initial Selling Securityholder has not had a material relationship with us.

        Information about the Selling Securityholders may change over time and changed information will be set forth in supplements to this prospectus, if and when necessary.

LEGAL MATTERS

         The validity of the Securities offered by this prospectus has been passed upon for us by our corporate counsel, Varnum LLP, Grand Rapids, Michigan.

EXPERTS

        The consolidated financial statements of Independent Bank Corporation as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 of Independent Bank Corporation have been audited by Crowe Horwath LLP (f/k/a Crowe Chizek and Company LLC), an independent registered public accounting firm, as set forth in their report thereon appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly, and current reports, proxy information, and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room.

        The SEC also maintains an internet world wide website that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov .

        We have filed with the SEC a registration statement on Form S-3, which registers the Securities that may be offered under this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information required to be set forth in the registration statement. We believe that we have included or incorporated by reference all information material to investors in this prospectus, but some details that may be important for specific investment purposes have not been included. For further information, you should read the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The registration statement, including the documents, exhibits and schedules filed with it or incorporated by reference into it, may be inspected at the SEC’s public reference room and copies of all or any part may be obtained from that office upon payment of the prescribed fees. You can also obtain copies of the registration statement and the exhibits and schedules from commercial document retrieval services and from the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC after the date of this prospectus and until the termination of this offering under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2007, filed March 12, 2008 (including those portions of our Proxy Statement on Schedule 14A relating to our 2008 Annual Meeting of Stockholders, which was filed on March 19, 2008, incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed May 8, 2008; the quarter ended June 30, 2008, filed August 7, 2008; and the quarter ended September 30, 2008, filed November 7, 2008;

•	Current Reports on Form 8-K filed January 23, 2008; January 31, 2008; February 4, 2008; February 28, 2008; March 20, 2008; April 24, 2008; July 22, 2008; September 8, 2008; October 24, 2008; October 27, 2008; November 12, 2008; November 24, 2008 and December 12, 2008; and

•	The description of our common stock, par value $1.00 per share, included in our registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended.

        Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

        You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846
(616) 527-9450
Attention: Robert Shuster, Chief Financial Officer

        In addition, we maintain a corporate website, www.ibcp.com. We make available through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this registration statement, prospectus, or any prospectus supplement.

Part II
Information Not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the Securities being registered hereby, all of which will be borne by IBC (except any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the Securities). All amounts shown are estimates except the SEC registration fee.

SEC registration fee		$3,254.04
Fees and expenses of accountants	$	*
Fees and expenses of counsel	$	*
Stock exchange listing fees	$	*
Printing expenses	$	*
Transfer agent fees	$	*
Miscellaneous	$	*

Total		$3,254.04

________________________
* Not presently known

Item 15. Indemnification of Directors and Officers

        Sections 450.1561 through 450.1565 of the Michigan Business Corporation Act contain specific provisions relating to indemnification of directors and officers of Michigan corporations. In general, the statute provides that (a) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, and (b) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may, in its articles of incorporation, in its bylaws, through a resolution, or through a contract provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

        The Company's Restated Articles of Incorporation, as amended, provide, among other things, for the indemnification of directors and officers and authorize the Board of Directors to indemnify other persons in addition to the officers and directors. Directors and officers are indemnified against any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding in which the director or officer is a witness or which is brought against such officer or director while serving at the request of the Company. The Company's Restated Articles of Incorporation, as amended, authorize the purchase of insurance for indemnification purposes and that the right of indemnity in the Restated Articles of Incorporation, as amended, is not the exclusive means of indemnification.

        The Company has entered into Indemnification Agreements with each of its directors that provides for additional indemnity protection for the directors, consistent with the provisions of the Michigan Business Corporation Act.

Item 16. Exhibits

        The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated herein by reference.

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Independent Bank Corporation (filed as Exhibit 3(i) to the Registrant's report on Form 10-Q for the quarter ended June 30, 1994 and incorporated herein by reference).

3.2	Amendments to Article III and Article VI of the Restated Articles of Incorporation of Independent Bank Corporation (filed as Exhibit 3.1(a) to the Registrant's report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

3.3	Amended and Restated Bylaws of Independent Bank Corporation, conformed through December 8, 2008 (filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed on December 12, 2008 and incorporated herein by reference).

4.1	Letter Agreement, dated as of December 12, 2008, between Independent Bank Corporation and the United States Department of the Treasury, and the Securities Purchase Agreement--Standard Terms attached thereto (filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on December 12, 2008 and incorporated herein by reference).

Part II - 1

4.2	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on December 12, 2008 and incorporated herein by reference).

4.3	Warrant dated December 12, 2008 to purchase shares of Common Stock of Independent Bank Corporation (filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on December 12, 2008 and incorporated herein by reference).

5.1	Opinion of Varnum LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends.

23.1	Consent of Varnum LLP (contained in its opinion filed as Exhibit 5.1).

23.2	Consent of Crowe Horwath LLP.

24.1	Power of Attorney (included on signature page to the Registration Statement).

Item 17. Undertakings

The undersigned registrant hereby undertakes:

        1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 provided, however, that subsections (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        2.        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4.        That, for the purpose of determining liability under the Securities Act to any purchaser:

                 (i)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                 (ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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         5.        That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

         The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                  (ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                  (iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                  (iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

         6.        That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         7.        That:

                  (i)        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 434(b)(1) of (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (ii)        For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

         Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ionia, State of Michigan, on December 23, 2008.

INDEPENDENT BANK CORPORATION By: /s/ Robert N. Shuster —————————————— Robert N. Shuster Executive Vice President, Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes and appoints Robert N. Shuster and James J. Twarozynski, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place, and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments, including any and all amendments to this Registration Statement, all post-effective amendments, and any subsequent registration statement for the same offering which may be filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name and Title	Signature	Date

Donna J. Banks, Director	/s/ Donna J. Banks ______________________________	December 23, 2008

Jeffrey A. Bratsburg, Director	/s/ Jeffrey A. Bratsburg ______________________________	December 23, 2008

Stephen L. Gulis, Jr., Director	/s/ Stephen L. Gulis, Jr. ______________________________	December 23, 2008

Terry L. Haske, Director	/s/ Terry L. Haske ______________________________	December 23, 2008

Robert L. Hetzler, Director	/s/ Robert L. Hetzler ______________________________	December 23, 2008

Michael M. Magee, Jr., Director	/s/ Michael M. Magee, Jr. ______________________________	December 23, 2008

Clarke B. Maxson, Director	/s/ Clarke B. Maxson ______________________________	December 23, 2008

James E. McCarty, Director	/s/ James E. McCarty ______________________________	December 23, 2008

Charles A. Palmer, Director	/s/ Charles A. Palmer ______________________________	December 23, 2008

Charles C. Van Loan, Director	/s/ Charles C. Van Loan ______________________________	December 23, 2008

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Exhibit Index

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Independent Bank Corporation (filed as Exhibit 3(i) to the Registrant’s report on Form 10-Q for the quarter ended June 30, 1994 and incorporated herein by reference).

3.2	Amendments to Article III and Article VI of the Restated Articles of Incorporation of Independent Bank Corporation (filed as Exhibit 3.1(a) to the Registrant’s report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

3.3	Amended and Restated Bylaws of Independent Bank Corporation, conformed through December 8, 2008 (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on December 12, 2008 and incorporated herein by reference).

4.1	Letter Agreement, dated as of December 12, 2008, between Independent Bank Corporation and the United States Department of the Treasury, and the Securities Purchase Agreement—Standard Terms attached thereto (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 12, 2008 and incorporated herein by reference).

4.2	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 12, 2008 and incorporated herein by reference).

4.3	Warrant dated December 12, 2008 to purchase shares of Common Stock of Independent Bank Corporation (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on December 12, 2008 and incorporated herein by reference).

5.1	Opinion of Varnum LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends.

23.1	Consent of Varnum LLP (contained in its opinion filed as Exhibit 5.1).

23.2	Consent of Crowe Horwath LLP.

24.1	Power of Attorney (included on signature page to the Registration Statement).

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